EXHIBIT 10.21
TERMS OF NONSTATUTORY STOCK OPTION GRANTS
1.	Generally. This document sets forth the terms and conditions under which nonstatutory stock options (the “NSO Options”) are granted under paragraph 4(a) of the 2006 Long-Term Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on November 3, 2006. (The recipient of an NSO Option grant is called the “NSO Optionee” below. The term “Ferro” below includes Ferro Corporation and its subsidiary and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are in all events subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern. The Governance, Nomination and Compensation Committee of the Board of Directors (or such other committee as the Board may from time to time designate) (the “Committee”) administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the NSO Optionee.

3.	Basic Option Terms. The name of the NSO Optionee, the date of the NSO Option grant, the aggregate number of shares of Ferro Common Stock that may be purchased under the NSO Option, the option exercise price, and the expiration date of the NSO Option (i.e., last date on which such NSO Option may be exercised) are set forth separately in a grant letter from Ferro to the NSO Optionee which refers expressly to this document.

4.	Normal Exercise. Except as otherwise provided below, NSO Options will become exercisable only if and after the NSO Optionee has remained employed by Ferro for one year from the date of the NSO Option grant, whereupon such rights shall become exercisable to the extent of 25% of the aggregate number of shares granted, which percentage shall increase to 50% after two years, 75% after three years and to 100% after four years of employment.

5.	Retirement. If an NSO Optionee retires from his or her employment with Ferro under a Ferro retirement plan or policy (including early retirement) before an NSO Option has been exercised or expired, then the NSO Option will become 100% exercisable when the NSO Optionee retires and the NSO Optionee will then be entitled to exercise the NSO Option at any time on or before such NSO Option expires.

6.	Disability. If an NSO Optionee’s employment terminates due to the NSO Optionee’s total and permanent disability before an NSO Option has been exercised or expired, then the NSO Option will become 100% exercisable when the NSO Optionee’s employment terminates and the NSO Optionee will then be entitled to exercise the NSO Option at any time on or before such NSO Option expires.

7.	Death. If an NSO Optionee dies before an NSO Option has been exercised or expired, then the person who is entitled by will or the applicable laws of descent and distribution may exercise the option rights (a) in full in the case of an NSO Optionee who was employed by Ferro at the time of his or her death or (b) in the case of an NSO Optionee not so employed, to the extent that the NSO Optionee was entitled to exercise the same immediately before his or her death.

8.	Change of Control. If a “Change of Control” occurs before an NSO Option has been exercised or expired, then the NSO Option will become 100% exercisable immediately upon the “Change of Control” provided that the NSO Optionee is then employed by Ferro. (For purposes of this document, the term “Change of Control” has the meaning given to that term in paragraph 9 of the Plan.)

9.	Other Termination of Employment. If the NSO Optionee’s employment with Ferro terminates before an NSO Option has been exercised or expired for any reason other than those stated in clauses 5-8 above, the NSO Optionee may exercise the option rights at any time within the three-month period after his or her termination of employment (but before the expiration of the NSO Option) to the extent he or she was entitled to exercise the same immediately before the termination of employment.

1.	Liquidation, Dissolution and Merger. If at any time before an NSO Option is exercised or expires Ferro is liquidated or dissolved, or becomes a party to a plan of merger or consolidation with respect to which Ferro is not the surviving corporation, then the following will apply:
A.	Ferro will give the NSO Optionee at least 30 days’ prior written notice that such event will occur.

B.	If the NSO Optionee is then employed by Ferro, then the NSO Option will immediately become 100% exercisable provided that the NSO Optionee exercises the NSO Option before it expires and within 30 days after the notice.

C.	If the NSO Optionee is not then employed by Ferro, then the NSO Option will be exercisable to the extent it was exercisable of the date of such notice provided that the NSO Optionee exercises the NSO Option before it expires and within 30 days after the notice.
If an NSO Option has not been exercised on or before the effective date of any such liquidation, dissolution, merger or consolidation, then notwithstanding the provisions of clauses 5-8 above, the NSO Option will terminate on such date, unless another corporation assumes the NSO Option.
11.	Exercise. An NSO Option may be exercised by delivering to Ferro at the office of its Treasurer a written notice signed by the person entitled to exercise the option, of the election to exercise the option and stating the number of shares to be purchased, together will full payment of the option exercise price of the shares then to be purchased. Payment of the option exercise price may be made, at the election of the NSO Optionee, (a) in cash, (b) in Ferro Common Stock, or (c) in any combination of cash and Ferro Common Stock. Shares of Ferro Common Stock used in payment of the purchase price will be valued at their closing price on the New York Stock Exchange on the trading day immediately preceding the date of exercise. Upon the proper exercise of an NSO Option, Ferro will issue the appropriate number of shares of Ferro Common Stock in the name of the person exercising the NSO Option and deliver to him or her a certificate or certificates for the shares purchased. The NSO Optionee will either pay in cash, within the time period specified by Ferro, the amount (if any) required to be withheld for Federal, state or local tax purposes on account of the exercise of an NSO Option or to make arrangements to satisfy such withholding requirements in a manner satisfactory to Ferro.

12.	Legal Restrictions on Exercise. No NSO Option will be exercisable if and to the extent such exercise would violate:
A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.
Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of NSO Options. Furthermore, if a Registration Statement with respect to the shares to be issued upon the exercise of an NSO Option is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person exercising the option that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations there under would be involved in such transfer.
13.	Forfeiture. The NSO Optionee will forfeit the NSO Option if, from the date the NSO Option is granted until the date the NSO Option has been fully exercised or expired, he or she —
A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;

B.	Discloses to any person any proprietary or confidential business information concerning Ferro, its subsidiaries, or affiliates or any of the officers, Directors, employees, agents, or representatives of Ferro, its subsidiaries or affiliates, which the Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

C.	Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of Ferro’s officers, Directors, employees, agents, or representatives;

D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the NSO Optionee’s own behalf or on behalf of any other person or entity; or

E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.
14.	Withholding. All amounts paid to or on behalf of the NSO Optionee in respect of an NSO Option will be subject to withholding as required by law.

15.	Transferability. Subject only to the exceptions stated in paragraph 8 of the Plan, an NSO Option is not transferable by the NSO Optionee other than by will or by the laws of descent and distribution. An NSO Option will be exercisable during the lifetime of the NSO Optionee only by the NSO Optionee and/or his or her guardian or legal representative.

16.	Adjustments on Changes in Capitalization. If at any time before an NSO Option is exercised or expires, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “prorata repurchase” of Common Stock as described in paragraph 8 of the Plan or takes any other action described in that paragraph, then the shares of Common Stock issuable pursuant to such NSO Option will be appropriately adjusted as provided in such paragraph.

17.	No Rights as a Shareholder. The NSO Optionee acknowledges that as holder of an NSO Option the NSO Optionee has no rights as a shareholder or otherwise in respect of any of the shares as to which the NSO Option has not been effectively exercised.

18.	Employment at Will. By countersigning and returning to Ferro a copy of the grant letter, the NSO Optionee acknowledges and agrees that, as in the past, he or she is an employee at will of Ferro.